Exhibit 3.1

CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FORUM MERGER

CORPORATION.

FORUM MERGER CORPORATION., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, does hereby certify as follows:

FIRST: The date of filing the original Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware was November 17, 2016.

SECOND: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (“DGCL”), adopted resolutions amending the Company’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”), as follows:

1.	The first paragraph of Article Fourth on page 1 of the Restated Certificate is hereby amended and restated to read in its entirety as follows:

“FOURTH: The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 206,000,000 shares, consisting of (a) 205,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), including (i) 200,000,000 shares of Class A Common Stock (the “Class A Common Stock”) and (ii) 5,000,000 shares of Class F Common Stock (the “Class F Common Stock”) and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

THIRD: This Certificate of Amendment was duly adopted by the stockholders of the Company in accordance with the provisions of Sections 228 and 242 of the DGCL.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, a duly authorized officer of the Company has executed this CERTIFICATE OF

AMENDMENT on this 22nd day of February, 2018.

FORUM MERGER CORPORATION.

By: /s/ David Boris
David Boris
Co-Chief Executive Officer and Chief Financial Officer